Exhibit 17
                                                                   ----------

                              NOMINEE AGREEMENT



         THIS NOMINEE AGREEMENT is entered into as of September 20, 2000, by and between NATIONAL BROADCASTING COMPANY, INC. ("NBC") and DAVID M. ZASLAV ("Zaslav").

                                   RECITALS

         WHEREAS, Zaslav has received an option to purchase 20,000 shares of the Common Stock of TIVO INC. ("TiVo") pursuant to the TiVo 1999 Non-Employee Directors' Stock Option Plan (the "Plan"), and Zaslav will automatically receive annual options under the Plan as long as he is serving as a non-employee director of TiVo (collectively the "Options");

         WHEREAS, TiVo has granted, and will grant, the Options to Zaslav in connection with his service to TiVo as a non-employee director;

         WHEREAS, Zaslav has provided, and will provide, such services to TiVo solely in his capacity as an employee of, and at the request of, NBC and, accordingly, the Options are the property of NBC;

         WHEREAS, solely for convenience, Zaslav has acquired, and will acquire, legal title to the Options;

         WHEREAS, NBC desires that Zaslav hold the Options merely as nominee for NBC; and

         WHEREAS, Zaslav agrees to hold the Options solely as nominee for NBC.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged hereby, the parties hereto agree as follows:

                                  AGREEMENT

         1. Zaslav agrees that he will hold the Options merely as nominee for NBC. Zaslav agrees that he has no discretionary duties with respect to the Options but must act only on explicit instructions of NBC. Zaslav agrees to act upon such instructions.

         2. Zaslav agrees to hold the Options for convenience only and acknowledges that he will not have and agrees that he will not assert ownership of the Options (except in his capacity as an equity holder of General Electric Company).

         3. Zaslav agrees to fully account to NBC as to the Options.

         4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, that all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                      NATIONAL BROADCASTING COMPANY, INC.

                      By: /s/ Elizabeth A. Newell
                          -------------------------------------
                      Name:   Elizabeth A. Newell
                      Title:  Assistant Secretary





                      /s/ David M. Zaslav
                      --------------------------------
                      DAVID M. ZASLAV





The undersigned hereby acknowledges and
consents to the duties and obligations of ZASLAV to NBC as a nominee thereof under this Agreement.




TiVO INC.


By:/s/ Matthew Zinn
   ----------------------------
Name:  Matthew Zinn
Title: Vice President and General Counsel